UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

date of Report (Date of earliest event reported): April 2, 2012 (March 27, 2012)

CHINACAST EDUCATION CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33771 (Commission File Number)	20-178991 (I.R.S. Employer Identification Number)
Suite 08, 20/F, One International Financial Centre, 1 Harbour View Street Central, Hong Kong (Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (852) 3960 6506

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On March 27, 2012, ChinaCast Education Corporation (the “Company”) received a letter from NASDAQ staff notifying the Company that it was no longer in compliance with NASDAQ Listing Rule 5250(c)(1) because it had not yet filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 with the Securities and Exchange Commission (“SEC”). NASDAQ Listing Rule 5250(c)(1) requires the Company to timely file all required periodic reports with the SEC. NASDAQ has provided the Company until April 10, 2012 to submit a plan to regain compliance. Any plan submitted to NASDAQ may not be accepted by NASDAQ or may be subject to review and comment by NASDAQ. If NASDAQ approves the Company’s plan, it can grant the Company an extension period of up to 180 calendar days from the Form 10-K’s original due date to regain compliance.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

(b) On March 29, 2012, Jiang Xiangyuan was removed from his position as President-China of the Company by the Company’s board of directors.

Item 7.01. Regulation FD Disclosure.

The Company issued a press release on April 2, 2012, disclosing its receipt of the letter from NASDAQ discussed in Item 3.01 above. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

Item 8.01. Other Events.

As previously disclosed in a Form 8-K dated March 26, 2012, the Company terminated Ron Chan as chief executive officer and effected his resignation as a director. In connection with his termination, the Company actively sought to reach Mr. Chan to conduct an orderly transition of his management functions to interim chief executive officer Derek Feng. This transition was meant to include, among other things, the return of the company seals, business licenses and financial seals of the Company’s Chinese subsidiaries relating to its e-learning and training services business and one of its universities, which items the Company believes are in Mr. Chan’s possession or persons under his direction. Under PRC law, the company seals, financial seals and business licenses are necessary for these Chinese subsidiaries to enter into contracts, conduct banking business, and take official corporate action, including registering the change in management with the relevant authorities in China. Mr. Feng and interim chief financial officer Doug Woodrum made a number of unsuccessful attempts to contact Mr. Chan in connection with his termination to conduct this orderly transition.

On March 30, 2012, Mr. Chan appeared at the Company’s Shanghai office and tried to assert control over the business by refusing to comply with the terms of his termination and resign from his legal representative and other positions with the Company’s Chinese subsidiaries. At the same time, Mr. Feng and Mr. Woodrum, along with the Company’s PRC legal advisors, continued to assert their control over the premises per their authority granted by the Company’s board of directors. Thereafter, Mr. Chan remained on the premises and continued to take steps to obstruct the transition of management.

As a result of Mr. Chan’s actions, the new management of the Company is being frustrated from resuming normal operations in Shanghai. The Company is also in the process of assessing the impact of these actions in Shanghai on the overall business. In addition, the Company is investigating as to whether there were questionable activities involving current and former employees, and if so, whether to pursue relevant civil and criminal legal remedies.

The Company has filed lawsuits against Mr. Chan in the PRC courts. In these lawsuits, the Company is seeking to recover, among other things, the company seals, financial seals, business licenses and accounting books of the Chinese subsidiaries from Mr. Chan, and an order to compel Mr. Chan to effect the change in executive director and legal representative of each of the Company’s Chinese subsidiaries with the local Administration of Industry and Commerce. The Company believes that its legal position is sound. However, if the Company’s efforts to regain control of its assets in China are unsuccessful, there may be a significant material adverse effect on its business, financial condition, results of operations and business prospects. The Company’s current loss of control over its assets in Shanghai, China and its efforts to regain control also are occupying significant management time and resources.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

99.1	Press Release dated April 2, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2012

ChinaCast Education Corporation

By:	/s/ Doug Woodrum
Doug Woodrum Chief Financial Officer